CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No. 2-21600 on Form N-1A of our report dated February 19, 2010 relating to the financial statements and financial highlights of Bridges Investment Fund, Inc. appearing in the Annual Report on Form N-CSR of Bridges Investment Fund, Inc. for the year ended December 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
April 29, 2010